Exhibit 1.01        Conflict Minerals Report

Telefonaktiebolaget LM Ericsson

Conflict Minerals Report for the year ended December 31, 2015

This Conflict Minerals Report of Telefonaktiebolaget LM Ericsson for the year ended December 31, 2015 is provided pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the U.S. Securities and Exchange Commission (the “SEC”) to implement disclosure and reporting requirements pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As permitted by the Rule and the SEC, this report has not been subject to an independent private sector audit.

1.	Introduction

Ericsson is a global provider of telecommunications infrastructure related products and services, including communications networks, services and support solutions.

This report has been prepared by the management of Telefonaktiebolaget LM Ericsson (herein referred to as “Ericsson”, the “Company”, “we”, “us”, or “our”). This report does not include the activities of entities that are not required to be consolidated in our financial statements.

In accordance with the Rule, this report is available on our website: http://www.ericsson.com/thecompany/investors/financial-reports.

2.	Supply chain description and Reasonable Country of Origin Inquiry

2.1	General information on Ericsson’s supply chain

The hardware provided by Ericsson largely consists of electronics. The supply chain is complex with multiple tiers of suppliers. For manufacturing, Ericsson purchases customized and standardized components from several global providers as well as from local and regional suppliers, either off-the-shelf or in accordance with Ericsson’s design or specifications. Certain types of components, such as power modules, are produced in-house. The production of electronic modules and sub-assemblies is mostly outsourced to manufacturing services companies. Final configuration of products is largely done in-house and on-demand. This consists of assembling and testing modules and integrating them into complete units. A number of Ericsson’s suppliers design and manufacture highly specialized and customized components.

2.2	Overview of Ericsson’s Conflict Minerals Program and Reasonable Country of Origin Inquiry 2015

Ericsson gathers materials information from our suppliers. Through this we know that many of our products contain tin, tantalum, tungsten and gold (“3TG”) that are necessary to the functionality of those products.

As part of Ericsson’s commitment to responsible sourcing, human rights and sustainability, it is our goal that the 3TG in our products should not, directly or indirectly, finance or benefit armed groups in the Democratic Republic of Congo or adjoining countries (the “DRC”). At the same time, we aim to continue supporting responsible mineral sourcing in the region. Ericsson’s efforts with respect to 3TG are aligned to the work of the Conflict-Free Sourcing Initiative and our aim is to improve the traceability in our supply

Exhibit 1.01        Conflict Minerals Report

chain. Ericsson does not ban materials from the DRC or avoid using 3TGs. The Company has a program team to fulfill compliance with the Rule, perform the Reasonable Country of Origin Inquiry and report on 3TG. This team consists of representatives from across the organization having specialized expertise such as sustainability and environmental expertise, sourcing and legal affairs. This team is responsible for Ericsson’s 3TG implementation work and senior management is regularly informed about matters relating to 3TG.

Ericsson relies on its first tier suppliers to provide information on the origin of 3TG contained in components and parts included in Ericsson’s products. This includes sources of 3TG that are supplied to them from sub-suppliers. Ericsson’s first tier suppliers are required to comply with the requirements in the Ericsson Lists of Banned and Restricted Substances, which include an obligation to provide information on 3TG upon request and to have appropriate due diligence processes in place to identify the source and chain of custody of 3TG. Our first tier suppliers are similarly reliant upon information provided by their suppliers. Certain of Ericsson’s large hardware suppliers are also SEC registrants and subject to the Rule.

The identification of first tier suppliers of Ericsson that are in scope under the Rule involves different regions, business units and production sites that are part of Ericsson’s global organization. The sourcing organization has an important role in leading and coordinating the work. Suppliers identified to be in scope are first tier suppliers of Ericsson supplying (i) products containing 3TG that Ericsson contracts to manufacture, (ii) materials, parts, components and other products, containing 3TG, that are incorporated into or included in a product manufactured by Ericsson, or (iii) materials used in the production of Ericsson’s products where 3TG becomes part of the final product. Suppliers of products that Ericsson does not contract to manufacture (i.e. products purchased “off-the shelf”) and not included in, or incorporated into an Ericsson product have been considered out of scope for purposes of the Rule. In our annual inquiry we survey first tier suppliers identified to be in scope and analyze and follow up responses as we deem appropriate. Accordingly, during 2015, Ericsson conducted a reasonable country of origin inquiry to determine the origin of the 3TG in Ericsson’s products. The inquiry did not provide sufficient information to determine with specificity the countries of origin of the 3TG in our products or whether they are from recycled and scrap sources.

Ericsson believes that industry cooperation is one of the best ways to address issues related to 3TG in an efficient and transparent way. Ericsson is engaged and actively cooperates with other major manufacturers and participates in 3TG industry initiatives such as the Conflict Free Sourcing Initiative (CFSI) driven by the Global e-Sustainability Initiative (GeSI) and the Electronic Industry Citizenship Coalition (EICC).

We do not typically have a direct relationship with 3TG smelters and refiners and we do not perform or direct audits of these entities within our supply chain. In accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”), we support the CFSI’s audit of smelters’ and refiners’ due diligence activities. In our internal processes we use data obtained through our membership in the CFSI, using CFSI’s Reasonable Country of Origin Inquiry Report for Ericsson (CFSI member LMEE).

3.	Due Diligence

Ericsson has processes in place for the purpose of exercising due diligence in the supply chain. The design of the due diligences processes conforms substantially to the OECD Guidance as it relates to “downstream” purchasers of products and components. The due diligence processes have been described below under sub-headings corresponding to the five-step framework of the OECD Guidance.

Exhibit 1.01        Conflict Minerals Report

3.1	Maintain strong management systems

The first step relates to strong management systems. As mentioned above, Ericsson has established a program team for reporting on 3TG and compliance with the Rule. This team is responsible for the 3TG implementation work and senior management is regularly informed about matters relating to 3TG. Controls include, but are not limited to, our Code of Business Ethics and Code of Conduct, which outlines expected behaviors for all Ericsson’s employees and suppliers, and the Ericsson Lists of Banned and Restricted Substances, which include supplier requirements relating to 3TG as described above and are integrated in our template supplier agreements.

With respect to 2015, identification of smelters/refiners in our supply chain was made via the use of due diligence tools created by the CFSI, including the EICC/GeSI Conflict Minerals Reporting Template 4.01 (the “Template”). The Template is a supply chain survey designed to identify the smelters and refiners that process the necessary 3TG contained in our supply chain. The information from our suppliers, in combination with information from the CFSI, helps Ericsson to obtain information on the origin of minerals processed. Data obtained was reviewed and analyzed by Ericsson and retained in Ericsson’s document handling system.

We have grievance mechanisms whereby employees and suppliers can report violations of Ericsson’s policies. We also have a whistleblower tool, managed by an external service provider, for the reporting of alleged violations of laws or the Code of Business Ethics that (i) are conducted by Group or local management, and (ii) relate to corruption, questionable accounting or auditing matters or otherwise seriously affect vital interests of the Group or personal health and safety. Violations reported through the whistleblower tool are handled by Ericsson’s Group Compliance Forum, consisting of representatives from Ericsson’s internal audit function, Group Function Legal Affairs, Group Security, and Group Function Human Resources. Information regarding incidents is reported to the Audit Committee. Reports include measures taken, details of the responsible Group function and the status of any investigation.

3.2	Identify and assess risk in the supply chain

In the second step, risks are identified and assessed. For downstream companies such as Ericsson, the focus should be on the pinch point in the supply chain, which is the smelters and refiners. Downstream companies should, with help from their first tier suppliers, identify smelters and refiners in the supply chain.

In Ericsson’s 2015 survey, first tier suppliers identified to be in scope were requested by Ericsson to provide information on 3TG in their supply chain through completing and submitting the Template. Suppliers were provided with support material, including the generally available instructions and training illustrating the use of the tool that is available on CFSI’s website. To ensure sufficient quality, a high response rate and to minimize risks, the responses received were continuously analyzed and followed up as deemed appropriate. The data obtained was saved, reviewed and analyzed by Ericsson. Supplier responses were reviewed against criteria developed to determine which responses required further engagement with our suppliers. These criteria were developed to identify whether the responses from suppliers were incomplete and where further inquiries were necessary. Suppliers were contacted via e-mail or telephone to improve the quality of responses and increase the response rate. We have had a risk based approach and focused on suppliers with incomplete data since they are typically deemed to constitute a higher risk. As part of the risk mitigation efforts additional efforts were mainly targeted at suppliers that are awarded large parts of our business on an ongoing basis.

Exhibit 1.01        Conflict Minerals Report

3.3	Design and implement a strategy to respond to identified risks

Under the third step companies are encouraged to design and implement a strategy to respond to identified risks. Due diligence within Ericsson is an on-going process, both proactive and reactive, where suppliers are continuously evaluated against Ericsson’s requirements to ensure that these requirements are systematically incorporated in the suppliers’ processes. Ericsson publishes additional information about its commitment to responsible sourcing and engagement with its suppliers and other stakeholders in its Sustainability and Corporate Responsibility Report, which includes an annual summary of Ericsson’s performance in the areas of responsible business; energy, environment and climate change; and communication for all.

We continuously work to improve our due diligence processes with respect to 3TG, mainly focusing on the quality of data received from suppliers surveyed. This includes communication and collaboration with suppliers for purposes of improving the response rate of surveyed suppliers and improving the reliability and quality of the information provided. As described above, we have a risk based approach when reviewing and following up supplier responses and we generally prioritize to follow up suppliers that we frequently purchase from.

3.4	Independent third party audit of smelters’/refiners’ due diligence practices

The fourth step focuses on audits of smelters’/refiners’ due diligence practices. Through our membership and participation within the CFSI, we support the conflict free smelter program as well as the development and implementation of due diligence practices and tools such as the Template. Due to the structure of our supply chain, there are generally many tiers of suppliers between Ericsson and the smelters and refiners in the supply chain. Therefore, we have, as mentioned in section 2.2, not performed our own audits of smelters or refiners.

We analyze the received data on smelters and refiners and compare such information against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”). Via the CFSI we also can access information on country of origin and due diligence information on the 3TG sourced by such facilities.

3.5	Report annually on supply chain due diligence

The fifth step encourages reporting on supply chain due diligence. We have a public statement on 3TG on our external website and strive to continuously increase 3TG awareness within Ericsson and among suppliers. Ericsson’s public statement on the sourcing of 3TG is available on our website: http://www.ericsson.com/res/thecompany/docs/corporate-responsibility/statement-on-sourcing-of-conflict-minerals.pdf

In accordance with the Rule, we make our Conflict Minerals Report available on our website: http://www.ericsson.com/thecompany/investors/financial-reports.

Exhibit 1.01        Conflict Minerals Report

4.	2015 due diligence results

For the calendar year 2015, our inquiries were made on the supplier level and the supplier responses received provided data at a company or divisional level and not isolated to products and components provided to us. Inquiries also include responses where suppliers were unable to specify the smelters or refiners used for components supplied to us and certain responses included names of smelters or refiners that we believe may have been misidentified as smelters and refiners or smelters or refiners that we believe are not operational. Such names have not been listed among identified smelters and refiners.

The response rate among suppliers surveyed in 2015 was 81%. A higher response rate was achieved in the group of suppliers that are awarded a larger part of our business. Among the supplier responses, we identified approximately 292 smelters as potential sources of 3TG that were reported to be in the supply chain at some point during the 2015 calendar year. The following table presents, by mineral, the percentages of identified smelters or refiners verified as conflict-free or self-declared in accordance with the TI-CMC Category A members Self-Declared Sourcing Information.

Metal	Identified smelters or refiners verified as CFSP conflict-free, or self-declared in accordance with the TI-CMC for tungsten[1].	Number of identified smelters for each metal
Tantalum	100%	46
Tungsten	84%	43
Tin	75%	77
Gold	63%	126

We are unable to validate that any of the identified smelters or refiners are actually in our supply chain. However, based on the information provided by Ericsson’s suppliers during the 2015 calendar year, Ericsson believes that the facilities that may have been used to process the 3TG in Ericsson’s products include the smelters and refiners listed in Annex 1 below. Ericsson does not have sufficient information to determine with specificity the countries of origin of the 3TG in our products or whether they are from recycled and scrap sources.

We support the refinement and expansion of the list of participating smelters through our membership in the CFSI program. Through our participation in CFSI, and requesting our first tier suppliers to complete the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Although, our inquiries are made on the supplier level, targeted activities have been initiated to try to obtain information on the product level. We hope that such efforts may help improve the number of conflict free smelters over time.

During 2016, we anticipate to continue to review and evolve our due diligence processes with respect to 3TG. As part of these efforts, we expect to extend the training for suppliers and developing the collaboration with suppliers for purposes of further improving the supplier response rate and the reliability and quality of information provided. Our engagement in the CFSI program is anticipated to continue.

[1]	In the Conflict Minerals Report 2015, we only include certified smelters while in the Conflict Minerals Report 2014 also smelters in the process of becoming certified were included in the numbers reported.

Exhibit 1.01        Conflict Minerals Report

5.	Forward Looking Statements

Certain of the matters discussed in this report, including in particular our due diligence processes with respect to 3TG, include forward-looking statements. Readers of this document are cautioned that our forward-looking statements are not guarantees of our future actions, which may differ materially from the expectations expressed in the forward-looking statements. We expressly disclaim a duty to provide updates to these forward-looking statements after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

The information included on any websites that appear in this report and other materials referenced to is not incorporated by reference in this report.

Exhibit 1.01        Conflict Minerals Report

Annex 1

Metal	Smelter or Refiner Name
Gold	Advanced Chemical Company
Gold	AGR Mathey*
Gold	Aida Chemical Industries Co., Ltd.*
Gold	Aktyubinsk Copper Company TOO
Gold	Al Etihad Gold Refinery DMCC
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Mineração*
Gold	Argor-Heraeus SA*
Gold	Asahi Pretec Corporation*
Gold	Asahi Refining USA Inc.*
Gold	Asaka Riken Co., Ltd.*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*
Gold	Aurubis AG*
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*
Gold	Bauer Walser AG
Gold	Boliden AB*
Gold	C. Hafner GmbH + Co. KG*
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation*
Gold	Cendres + Métaux SA
Gold	Chimet S.p.A.*
Gold	Chugai Mining
Gold	Daejin Indus Co., Ltd.
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco*
Gold	Dowa Metals & Mining Co. Ltd*
Gold	Eco-System Recycling Co., Ltd.*
Gold	Emirates Gold DMCC*
Gold	Faggi Enrico S.p.A.
Gold	FSE Novosibirsk Refinery*
Gold	Fujian Zijin mining stock company gold smelter*
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.
Gold	Geib Refining Corporation
Gold	Great Wall Precious Metals Co,. LTD.

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Gold	Guangdong Jinding Gold Limited
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Heimerle + Meule GmbH*
Gold	Heraeus Ltd. Hong Kong*
Gold	Heraeus Precious Metals GmbH & Co. KG*
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hwasung CJ Co., Ltd.
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd.*
Gold	Istanbul Gold Refinery*
Gold	Japan Mint*
Gold	Jiangxi Copper Company Limited*
Gold	Johnson Matthey Limited*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*
Gold	JSC Uralelectromed*
Gold	JX Nippon Mining & Metals Co., Ltd.*
Gold	Kaloti Precious Metals
Gold	Kazakhmys Smelting LLC
Gold	Kazzinc*
Gold	Kennecott Utah Copper LLC*
Gold	KGHM Polska Miedź Spółka Akcyjna
Gold	Kojima Chemicals Co., Ltd.*
Gold	Korea Metal Co., Ltd.
Gold	Korea Zinc Co. Ltd.
Gold	Kyrgyzaltyn JSC
Gold	L’ azurde Company For Jewelry*
Gold	Lingbao Gold Company Limited
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	LS-NIKKO Copper Inc.*
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Materion*
Gold	Matsuda Sangyo Co., Ltd.*
Gold	Metalor Technologies (Hong Kong) Ltd.*
Gold	Metalor Technologies (Singapore) Pte., Ltd.*
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies SA*
Gold	Metalor USA Refining Corporation*

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Gold	Met-Mex Penoles, S.A.*
Gold	Mitsubishi Materials Corporation*
Gold	Mitsui Mining and Smelting Co., Ltd.*
Gold	MMTC-PAMP India Pvt., Ltd.*
Gold	Morris and Watson
Gold	Moscow Special Alloys Processing Plant*
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co., Ltd.*
Gold	Ohio Precious Metals, LLC*
Gold	Ohura Precious Metal Industry Co., Ltd.*
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*
Gold	OJSC Kolyma Refinery
Gold	PAMP SA*
Gold	Penglai Penggang Gold Industry Co., Ltd.
Gold	Prioksky Plant of Non-Ferrous Metals*
Gold	PT Aneka Tambang (Persero) Tbk*
Gold	PX Précinox SA*
Gold	Rand Refinery (Pty) Ltd.*
Gold	Republic Metals Corporation*
Gold	Royal Canadian Mint*
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals
Gold	SAMWON Metals Corp.
Gold	SAXONIA Edelmetalle GmbH
Gold	Schone Edelmetaal B.V.*
Gold	SEMPSA Joyería Platería SA*
Gold	Shandong Tarzan Bio-Gold Industry Co., Ltd.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*
Gold	Sichuan Tianze Precious Metals Co., Ltd.*
Gold	Singway Technology Co., Ltd.*
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.*
Gold	Sumitomo Metal Mining Co., Ltd.*
Gold	T.C.A S.p.A*
Gold	Tanaka Kikinzoku Kogyo K.K.*
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Gold	Tokuriki Honten Co., Ltd.*
Gold	Tongling Nonferrous Metals Group Co., Ltd.
Gold	Torecom
Gold	Umicore Brasil Ltda.*
Gold	Umicore Precious Metals Thailand*
Gold	Umicore SA Business Unit Precious Metals Refining*
Gold	United Precious Metal Refining, Inc.*
Gold	Valcambi SA*
Gold	WIELAND Edelmetalle GmbH
Gold	Yamamoto Precision Metals*
Gold	Yokohama Metal Co., Ltd.
Gold	Yunnan Copper Industry Co., Ltd.
Gold	Zhongjin Gold Corporation Limited*
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*
Tantalum	Conghua Tantalum and Niobium Smeltry*
Tantalum	D Block Metals, LLC*
Tantalum	Duoluoshan*
Tantalum	Exotech Inc.*
Tantalum	F&X Electro-Materials Ltd.*
Tantalum	FIR Metals & Resource Ltd.*
Tantalum	Global Advanced Metals Aizu*
Tantalum	Global Advanced Metals Boyertown*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*
Tantalum	H.C. Starck Co., Ltd.*
Tantalum	H.C. Starck GmbH Goslar*
Tantalum	H.C. Starck GmbH Laufenburg*
Tantalum	H.C. Starck Hermsdorf GmbH*
Tantalum	H.C. Starck Inc.*
Tantalum	H.C. Starck Ltd.*
Tantalum	H.C. Starck Smelting GmbH & Co. KG*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*
Tantalum	Hi-Temp*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*
Tantalum	Jiujiang Tanbre Co., Ltd.*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*
Tantalum	KEMET Blue Metals*

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Tantalum	KEMET Blue Powder*
Tantalum	King-Tan Tantalum Industry Ltd.*
Tantalum	LSM Brasil S.A.*
Tantalum	Metallurgical Products India Pvt. Ltd. (MPIL)*
Tantalum	Mineração Taboca S.A.*
Tantalum	Mitsui Mining & Smelting*
Tantalum	Molycorp Silmet A.S.*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*
Tantalum	Plansee SE Liezen*
Tantalum	Plansee SE Reutte*
Tantalum	QuantumClean*
Tantalum	Resind Indústria e Comércio Ltda.*
Tantalum	RFH*
Tantalum	Solikamsk Magnesium Works OAO*
Tantalum	Taki Chemicals*
Tantalum	Telex Metals*
Tantalum	Tranzact, Inc.*
Tantalum	Ulba*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.*
Tantalum	Zhuzhou Cemented Carbide*
Tin	Alpha*
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	China Rare Metal Material Co., Ltd.*
Tin	China Tin Group Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co., Ltd.
Tin	Cooper Santa*
Tin	CV Ayi Jaya*
Tin	CV Gita Pesona*
Tin	CV Serumpun Sebalai*
Tin	CV United Smelting*
Tin	CV Venus Inti Perkasa*
Tin	Dowa*
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	Elmet S.L.U. (Metallo Group)*
Tin	EM Vinto*
Tin	Estanho de Rondônia S.A.
Tin	Feinhütte Halsbrücke GmbH

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Tin	Fenix Metals*
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Huichang Jinshunda Tin Co., Ltd.
Tin	Jiangxi Nanshan
Tin	Linwu Xianggui Smelter Co
Tin	Magnu’s Minerais Metais e Ligas Ltda.*
Tin	Malaysia Smelting Corporation (MSC)*
Tin	Melt Metais e Ligas S/A*
Tin	Mentok Smelter*
Tin	Metallic Resources, Inc.*
Tin	Metallo-Chimique N.V.*
Tin	Mineração Taboca S.A.*
Tin	Minsur*
Tin	Mitsubishi Materials Corporation*
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*
Tin	O.M. Manufacturing Philippines, Inc.*
Tin	OMSA*
Tin	Phoenix Metal Ltd.
Tin	PT Aries Kencana Sejahtera*
Tin	PT Artha Cipta Langgeng*
Tin	PT ATD Makmur Mandiri Jaya*
Tin	PT Babel Inti Perkasa*
Tin	PT Bangka Prima Tin*
Tin	PT Bangka Tin Industry*
Tin	PT Belitung Industri Sejahtera*
Tin	PT BilliTin Makmur Lestari*
Tin	PT Bukit Timah*
Tin	PT Cipta Persada Mulia*
Tin	PT DS Jaya Abadi*
Tin	PT Eunindo Usaha Mandiri*
Tin	PT Inti Stania Prima*
Tin	PT Justindo*
Tin	PT Karimun Mining
Tin	PT Mitra Stania Prima*

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Tin	PT Panca Mega Persada*
Tin	PT Prima Timah Utama*
Tin	PT Refined Bangka Tin*
Tin	PT Sariwiguna Binasentosa*
Tin	PT Seirama Tin Investment
Tin	PT Stanindo Inti Perkasa*
Tin	PT Sukses Inti Makmur*
Tin	PT Sumber Jaya Indah*
Tin	PT Timah (Persero) Tbk Kundur*
Tin	PT Tinindo Inter Nusa*
Tin	PT Tirus Putra Mandiri
Tin	PT Tommy Utama*
Tin	PT Wahana Perkit Jaya*
Tin	Resind Indústria e Comércio Ltda.*
Tin	Rui Da Hung*
Tin	Soft Metais Ltda.*
Tin	Thailand Smelting & Refining Co Ltd*
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	White Solder Metalurgia e Mineração Ltda.*
Tin	VQB Mineral and Trading Group JSC*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company, Ltd.*
Tungsten	A.L.M.T. TUNGSTEN Corp.*
Tungsten	Asia Tungsten Products Vietnam Ltd.*
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*
Tungsten	Ganxian Shirui New Material Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.*
Tungsten	Global Tungsten & Powders Corp.*
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*
Tungsten	H.C. Starck GmbH*

Exhibit 1.01        Conflict Minerals Report

Metal	Smelter or Refiner Name
Tungsten	H.C. Starck Smelting GmbH & Co.KG*
Tungsten	Hunan Chenzhou Mining Co., Ltd.*
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*
Tungsten	Hydrometallurg, JSC*
Tungsten	Japan New Metals Co., Ltd.*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.*
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*
Tungsten	Niagara Refining LLC*
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC*
Tungsten	Pobedit, JSC
Tungsten	Sanher Tungsten Vietnam Co., Ltd.
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.*
Tungsten	Wolfram Bergbau und Hütten AG*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*
Tungsten	Xiamen Tungsten Co., Ltd.*
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*

*	Smelter or refiner that has received a “conflict free” designation from an independent third party audit program as of February 29, 2016.